Exhibit 99.1

May 29, 2013

Dear NV Energy Customer,

On May 29, 2013, we announced that NV Energy will be acquired by MidAmerican Energy Holdings Company, the subsidiary of Berkshire Hathaway whose chairman is Warren Buffett. I invite you to visit our website at www.nvenergy.com, where you can read the press release describing the transaction.

As a valued NV Energy customer, it is important for me to communicate to you that this transaction will be seamless for customers. Our headquarters will remain in Las Vegas, Nevada, which means there will be no change in the way we deliver safe and reliable service at predictable and reasonable prices. Our name will remain the same, our call centers will continue to operate as they do today and we will continue to offer the full range of energy efficiency programs. Our crews will continue to respond to outages and service calls in the trucks with which you are familiar.

By joining forces with MidAmerican, NV Energy will gain access to additional operational and financial resources and the strength of a global energy partner as we continue to support the evolving energy needs of our state. One area where MidAmerican will add immediate value is in our work with public policy leaders and regulators to help reshape Nevada’s energy future for the benefit of customers and our state. We will be able to combine MidAmerican’s expertise in renewable energy with the vast renewable resources in Nevada as we consider and develop new, zero and low-carbon generation options.

For more than 100 years, NV Energy and its employees have been proud to serve Nevada’s residents and businesses, and I can assure you that our commitment to meeting your energy needs will remain as strong as ever.

We will keep you informed over the coming months about this transaction, but I again invite you to visit our website at www.nvenergy.com, where you can read the press release regarding this announcement. You will also find contact information there should you have more questions.

We look forward to continuing to serve you.

Sincerely,

/s/ Michael Yackira

Michael Yackira

NV Energy President and Chief Executive Officer

Participants in Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the special meeting of stockholders that will be held to consider the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s Annual Meeting of stockholders, which was filed with the SEC on March 27, 2013. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed transaction, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed transaction, when filed with the SEC.

Additional Information

In connection with the proposed transaction, the Company will file a proxy statement with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE COMPANY. The final proxy statement will be mailed to the Company’s stockholders. Investors will also be able to obtain the proxy statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to the Corporate Secretary, NV Energy, Inc., 6226 West Sahara Avenue, Las Vegas, NV 89146 or by calling Max Kuniansky, Executive, Investor Relations, NV Energy, Inc. at 702-402-5627.